                                                                               .
                                                                               .
                                                                               .


EXHIBIT 21.1

                              List of Subsidiaries*

Name                                    Jurisdiction
----                                    ------------
3Com Europe Ltd.                           England
3Com APR Pte Ltd.                         Singapore
3Com Technologies                       Cayman Islands
H3C Technologies Co., Limited ("H3C")     Hong Kong
Hangzhou H3C Technologies Co., Ltd.**       China

* Omits subsidiaries that, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the 2007 fiscal year(using the definition of "significant subsidiary" in Rule 1-02(w) of Regulation S-X).

**   100%-owned by H3C.